================================================================================

                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the Appropriate Box:

[   ]    Preliminary Proxy Statement

[   ]    Confidential,  for Use of the Commission  Only (as permitted by Rule
         14a-6(e)(2))

[ X ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting  Material  Pursuant to Section  240.14a-11(c)  or Section
         240.14a-12

================================================================================

                          DENDRITE INTERNATIONAL, INC.

                 (Name of Registrant as Specified in its Charter
                                       and
                     Name of Person Filing Proxy Statement)

================================================================================


Payment of Filing Fee (Check the appropriate box):

[ X ]    No fee required.

[   ]    Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
         0-11.

         (1)      Title  of  each  class  of  securities  to  which  transaction applies:
                  ______________________________________________________
         (2)      Aggregate number of securities to which transaction applies:
                  ______________________________________________________
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  ______________________________________________________
         (4)      Proposed maximum aggregate value of transaction:
                  ______________________________________________________
         (5)      Total fee paid:
                  ______________________________________________________

[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            Amount Previously Paid:  _____________________________________
            Form, Schedule or Registration Statement No.: _________________ Filing Party: ________________________________________________
            Date Filed:  __________________________________________________

================================================================================

                                 [DENDRITE LOGO]


                                                                  April 12, 2001

Dear Shareholder:

         On behalf of the Board of Directors and management, I am pleased to invite you to the 2001 Annual Meeting of Shareholders of Dendrite International, Inc. The meeting will be held on Tuesday, May 15, 2001 at 9:00 a.m. at the Company's headquarters, 1200 Mount Kemble Avenue, Morristown, New Jersey 07960-6797.

         Your vote at the Annual Meeting is important to Dendrite and we ask you to vote your shares by following the voting instructions in the enclosed proxy. The Notice of Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

         The officers and directors of Dendrite appreciate your continuing support and we look forward to seeing you at the Annual Meeting.


                                               /s/ JOHN E. BAILYE
                                               John E. Bailye
                                               Chairman of the Board and Chief
                                               Executive Officer

Morristown, New Jersey


--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

         To assure your representation at the Annual Meeting, please vote your proxy as promptly as possible, whether or not you plan to attend the Annual Meeting.

--------------------------------------------------------------------------------

                                 [DENDRITE LOGO]

                            1200 Mount Kemble Avenue
                        Morristown, New Jersey 07960-6797
                                www.dendrite.com

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2001

To Dendrite Shareholders:

         The Annual Meeting of Shareholders of Dendrite International, Inc., a New Jersey corporation (the "Company"), will be held at the Company's headquarters, 1200 Mount Kemble Avenue, Morristown, New Jersey 07960-6797, on Tuesday, May 15, 2001 at 9:00 a.m. (local time) (the "Annual Meeting") for the following purposes:

         1.       To elect seven directors.

         2. To approve an amendment to the Company's 1997 Stock Incentive Plan to increase the number of authorized plan shares by 1,750,000 shares.

         Shareholders of record at the close of business on March 26, 2001 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.

         It is important that your shares are represented at the Annual Meeting regardless of the number of shares you may hold. If you receive more than one proxy card because your shares are registered in different names or addresses, each such proxy card should be signed and returned to ensure that all of your shares are voted. The prompt return of proxies will ensure a quorum is present at the Annual Meeting. Whether or not you plan to attend the meeting, please vote your proxy promptly.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ CHRISTINE A. PELLIZZARI
                                   Christine A. Pellizzari
                                   Secretary

Morristown, New Jersey
April 12, 2001

                          DENDRITE INTERNATIONAL, INC.
                            1200 Mount Kemble Avenue
                        Morristown, New Jersey 07960-6797

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2001

                                 PROXY STATEMENT

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Dendrite International, Inc., a New Jersey corporation ("Dendrite" or the "Company"), for use at the 2001 Annual Meeting of Shareholders to be held at 9:00 a.m. (local time) on Tuesday, May 15, 2001, at the Company's headquarters, 1200 Mount Kemble Avenue, Morristown, New Jersey 07960-6797 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, Notice of Annual Meeting and proxy are being distributed to shareholders by mail or by the Internet on or about April 12, 2001.

                                     GENERAL

Voting
------

         The presence in person or by proxy of the holders of Common Stock representing a majority of the shares of Common Stock outstanding as of the record date constitutes a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote in person or by proxy for each share of Common Stock held as of the record date on each matter to be voted on. On March 26, 2001, the record date for the Annual Meeting, there were 39,872,940 shares of Common Stock outstanding. Abstentions and broker non-votes are included in determining whether a quorum is present. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

         Directors are elected by the affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting. Approval of the amendment to the 1997 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes have no effect on the outcome of these proposals.

         This year shareholders may vote using one of three alternative methods:

         (1)      by competing and mailing the proxy card; or

         (2) over the telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting on the proxy card; or

         (3)      via    the    Internet,    by    going    to    the    website
                  http://www.proxyvote.com and following the instructions for Internet voting on the proxy card.

         If your shares are registered in the name of a bank or brokerage firm, you still may be eligible to vote your shares over the Internet. You should contact your bank or brokerage firm for additional information regarding Internet voting in such case.

Proxies
-------

         Whether or not you attend the Annual Meeting, you are urged to submit your proxy, which will be voted as directed on your proxy when properly completed.

         A proxy may be revoked, prior to the exercise of the proxy, either by submitting written notice of revocation of that proxy to the Secretary of the Company or by submitting a new proxy bearing a later date via proxy card or the Internet. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

         This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by electronic mail, facsimile or telephone by regular employees and directors of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock. In addition, Dendrite has retained Morrow & Co., Inc. to assist in soliciting proxies for a fee of approximately $5,500, plus reasonable out-of-pocket expenses.

Internet Distribution of Proxy Materials
----------------------------------------

         The Company will transmit the Proxy Statement and related proxy materials via the Internet to each shareholder of record that has previously consented to receiving such proxy materials electronically. The Company believes that transmitting the proxy materials over the Internet to those shareholders who have consented will save the Company the expense of printing and mailing proxy materials.

Multiple Copies of Annual Report and Proxy Statement
----------------------------------------------------

         When more than one holder of Common Stock has the same address, the Company may deliver only one Annual Report and Proxy Statement to that address unless the Company has received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Common Stock in "street name" for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address if they have received consent from the beneficial owners of the Common Stock.

         Dendrite will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder, including a beneficial owner of stock held in "street name," at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of the Annual Report and Proxy Statement, you may write, call or e-mail the Director of Investor Relations, 1200 Mount Kemble Avenue, Morristown, New Jersey 07960, telephone 973-425-2527, e-mail brentc@drte.com. You may also access a copy of Dendrite's Annual Report and Proxy Statement on the Company's website, www.dendrite.com.

         You may also contact the Director of Investor Relations at the address or telephone number above if you are a shareholder of record of Dendrite and you wish to receive a separate Annual Report and Proxy Statement in the future, or if you are currently receiving multiple copies of our Annual Report and Proxy Statement and want to request delivery of a single copy in the future. If your shares are held in "street name" and you want to increase or decrease the number of copies of the Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

General
-------

         Directors are elected annually by the holders of Common Stock. Directors will hold office until the next Annual Meeting or until their successors are duly chosen and qualified. In the event that any of the nominees should become unavailable for election, which is not expected, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee. The Board of Directors recommends that the shareholders vote FOR the nominees for Director.

         Set forth below is a brief description of the background of each nominee for Director. All nominees are current Directors of the Company.


Nominee                                    Age         Position With The Company
-------                                    ---         -------------------------
John E. Bailye......................        47         Chairman of the Board and
                                                       Chief Executive Officer
Bernard M. Goldsmith................        57         Director
Edward J. Kfoury....................        62         Director
Paul A. Margolis....................        47         Director
John H. Martinson...................        53         Director
Terence H. Osborne..................        62         Director
Patrick J. Zenner...................        54         Director


Recommendation of the Board of Directors
----------------------------------------

    The Board of Directors recommends a vote FOR the nominees listed herein.

Business Experience of Nominees
-------------------------------

         John E. Bailye has served as Chief Executive Officer and Director since the Company's founding in 1987 and since 1991 in the additional position as Chairman of the Board. Prior to 1987, Mr. Bailye served as a market researcher at Foresearch Pty., Limited, a consulting company to the pharmaceutical industry in Australia. In 1976, Mr. Bailye acquired Foresearch and served as its Managing Director until he sold the company in 1986. Mr. Bailye holds a Bachelor of Commerce in Finance, Marketing and Business from the University of New South Wales.

         Bernard M. Goldsmith has served as a Director of the Company since 1996. In 1986, he founded Updata Capital, Inc., an investment banking firm focused on mergers and acquisitions in the information technology industry. Mr. Goldsmith currently serves as Managing Director of Updata. Mr. Goldsmith also founded Updata Software Company where he served as Chief Executive Officer from 1986 to 1988 and CGA Computer, Inc. where he served as Chairman and Chief Executive Officer from 1968 to 1986. Mr. Goldsmith is also a Director of Compuware Corporation, Frontstep, Inc. and Astea International, Inc. Mr. Goldsmith holds a Bachelor of Arts in Business Administration from Rutgers University.

         Edward J. Kfoury has served as a Director  of the  Company  since 1997.
Prior to joining the Company as a Director, Mr. Kfoury served as a division President and Vice President of IBM Corporation from 1988 through 1993 and in various other positions with IBM from 1963 to 1988. Mr. Kfoury is a Director of Mapics, Inc. and various privately held companies. Mr. Kfoury is also a Director of the Nature Conservancy, an advisory trustee of the Maine Audubon Society and President of Rangeley Lakes Heritage Trust. Mr. Kfoury holds a Bachelor of Business Administration in Marketing from the University of Notre Dame.

         Paul A. Margolis has served as a Director of the Company since 1993. Mr. Margolis is a Partner at Longworth Venture Partners, a venture capital company which invests in Internet, electronic commerce, enterprise software and IT services companies. Mr. Margolis founded Marcam Corporation ("Marcam") in 1980 and was its Chairman, President and Chief Executive Officer until 1996 and a director of Marcam until 1998. Mr. Margolis holds a Bachelor of Arts from Brown University and an M.B.A. from Harvard Business School.

         John H. Martinson has served as a Director of the Company since 1991. In 1986, he founded the Edison Venture Funds. He currently serves as Managing Partner of Edison Venture Funds. Mr. Martinson is also a Director of various privately held companies. He is the former Chairman of the New Jersey Technology Council and President of the National Venture Capital Association. Mr. Martinson holds a Bachelor of Science in Aeronautics from the United States Air Force Academy, an M.S. in Astronautics from Purdue University and an M.B.A. from Southern Illinois University.

         Terence H. Osborne has served as a Director of the Company since 1998. Mr. Osborne serves as a Special Advisor to General Atlantic Partners, LLC and until March 2001 served as Chairman of the Board of Prime Response Inc. He is also a Director of Mapics, Inc., Eyretel PLC and various privately held companies. From 1996 to 1998, Mr. Osborne was Chairman of Dr. Solomon's Group PLC. Prior to this, Mr. Osborne served initially as Vice President - Europe and subsequently as President of System Software Associates ("SSA"). Prior to joining SSA, he was employed by IBM from 1961 in various capacities including vice president level positions in both the United States and Europe. Mr. Osborne holds a Bachelor of Science, with honors, in Pure and Applied Mathematics from London University.

         Patrick J. Zenner was appointed as a Director of the Company on April 6, 2001. Mr. Zenner served as the President and Chief Executive Officer of Hoffmann-La Roche, Inc. ("Roche"), a leading research-intensive pharmaceutical company from 1993 to 2000. Mr. Zenner has served in various other capacities with Roche since 1969, including Senior Vice President of Roche's pharmaceutical division from 1988 to 1993, as Head of International Pharmaceutical Marketing from 1988 to 1992 and as Vice President and General Manager of Roche Laboratories from 1982 to 1988. Mr. Zenner is the immediate past Chairman of the HealthCare Institute of New Jersey, a former Director of the Pharmaceutical Research and Manufacturers of America and the Biotechnology Industry Organization, and a Trustee of Creighton University and Fairleigh Dickinson University. Mr. Zenner holds a Bachelor of Science in Business Administration from Creighton University and a Masters in Business Administration from Fairleigh Dickinson University.

Board Committees And Meetings
-----------------------------

         The Company has four standing Committees: the Audit Committee, the Compensation Committee, the Employee Plan Committee and the Operations and Technology Committee.

         The Audit Committee (currently comprised of Messrs. Margolis and Martinson, each of whom is independent in accordance with NASDAQ rules) reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent public accountants. In accordance with NASDAQ rules, a third independent director will be appointed to the Audit Committee in or before June 2001.

         The Compensation Committee (currently comprised of Messrs. Kfoury and Osborne) makes general policy decisions relating to compensation and benefits for the Company's executives and Directors. The Compensation Committee also administers various equity incentive plans of the Company.

         The Employee Plan Committee (currently comprised of Messrs. Goldsmith, Margolis and Martinson) administers the Company's employee stock purchase plan.

         The Operations and Technology Committee (currently comprised of Messrs. Kfoury and Osborne) is responsible for providing the Company with business advice with respect to its service delivery operations and technology-related matters. Mr. Kfoury is responsible for matters relating to the Company's United States operations while Mr. Osborne is responsible for matters relating to the Company's European operations.

         In fiscal 2000, the Board of Directors held four meetings, the Audit Committee held four meetings, and the Compensation Committee held five meetings. Each Director attended at least 75% of the meetings of the Board of Directors and of the Committees of which he was a member.

Director Compensation
---------------------

         Directors receive no cash compensation for services provided as a Director. Directors receive reimbursement for expenses incurred traveling to and from Board meetings. In addition, each non-employee Director receives annually a nonqualified stock option to purchase shares of the Company's Common Stock, with such options having a value equal to approximately $100,000 determined using the Black-Scholes option pricing method. These options are granted with an exercise price equal to the fair market value of the shares at the grant date and vest one year from the grant date.

Certain Transactions with Related Parties
-----------------------------------------

         In the first and second quarters of 2000, the Company chartered use of an aircraft from a third party charter company, Executive Jet Management ("EJM"). One of the aircraft that EJM from time to time chartered to the Company for business trips was a Hawker 700 airplane owned by Kookaburra Air, LLC ("Kookaburra") whose only members are Mr. Bailye and his spouse. In the third and fourth quarters of 2000, the Company entered into similar transactions with TAG Aviation ("TAG"). Neither EJM or TAG are affiliates of Mr. Bailye. The Company paid fees of $87,559 and $167,950 to EJM and TAG, respectively, for aircraft charters in fiscal year 2000. In addition, the Company reimbursed certain Company executives an aggregate amount of $337,467 for the direct costs associated with the charter of a Hawker 700 airplane from Kookaburra for business trips in 2000. All such charters were on terms which the Company believes were no more or less favorable to the Company than EJM, TAG or Kookaburra offered generally to its other customers for comparable aircraft.

         Mr. Bailye is a party to a registration rights agreement with the Company under which he has certain rights with respect to the registration for resale to the public of certain shares of Common Stock owned by him.

         From January 1, 1998 to February 1, 1999, Updata informally provided advice to the Company with respect to certain investment banking issues. On February 1, 1999, the Company retained Updata as one of its financial advisors. Mr. Goldsmith, a Director of the Company, currently serves as a Managing Director of Updata.

         In 1998, the Company entered into a consulting agreement with Mr. Kfoury, a Director of the Company, providing that Mr. Kfoury would provide certain consulting services to the Company in exchange for a grant of options to purchase 36,000 shares of Common Stock. Such options were granted at the fair market value of the underlying shares of Common Stock and are subject to a three-year vesting schedule. In addition, the Company will reimburse Mr. Kfoury for his reasonable travel and business expenses related to any business travel or expenditure specifically requested by the Company. Mr. Kfoury and the Company have agreed that his service on the Company's Operations and Technology Committee will satisfy his obligations under his Consulting Agreement.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report
-----------------------------

         Compensation matters for the Company's executive officers for fiscal year 2000 were reviewed and approved by the Board of Directors, based upon recommendations made by the Compensation Committee.

   General Policy

         The overall objective of the Company's executive compensation program is to attract and retain the highest level of executive talent and to induce the Company's executives to achieve both short-term objectives and long-term growth and profitability for the Company. To achieve these objectives, the Company's 2000 fiscal year executive compensation program consisted of the following components: annual base salary, other annual compensation and benefits, annual cash bonus, performance awards, and long-term compensation in the form of stock options or other stock awards. Factors used in determining compensation include competitive market considerations both within and without the industry, the contribution by the individual to the present financial success of the Company and/or a particular department of the Company, and the long-term performance of the Company. The Compensation Committee may apply entirely different factors or may vary the weight given to each of these factors in making recommendations to the Board of Directors with respect to executive compensation in future years.

   Annual Component:  Base Salary, Bonus and Other Compensation

         Each element of executive compensation has a different purpose and basis. The base salary and other annual compensation and benefits paid in 2000 were made to compensate ongoing performance throughout the year. The base salary for each executive officer was based on several factors, including a comparison of compensation practices of other companies in the industry, personal performance, and performance of the Company and/or a particular department of the Company. Benefits for all executive officers included, in addition to the equity programs discussed below, group term life insurance premiums, the Company's matching portion of the executive's 401(k) plan contribution and an annual reimbursement of up to $10,000 per executive officer for financial and tax planning services. The Compensation Committee's policy is to have annual compensation at the higher end of the range reported by companies in its industry.

         From time to time, the Company may pay to one or more of its executive officers annual and/or quarterly cash bonuses and/or performance awards in the form of option grants or share grants as an additional incentive and reward for reaching and exceeding Company objectives for revenues, profitability or other financial results. These cash bonuses reflect the Compensation Committee's assessment, in consultation with the Chief Executive Officer, of that individual's achievement and the significance of that executive officer's contribution to the financial success of the Company and/or a particular department of the Company during a year. The Compensation Committee has also established an over-achievement bonus program whereby the Company may pay additional one-time cash bonuses to each of the Company's executive officers if the Company surpasses certain milestones in excess of the Company's budgeted financial objectives. Based on pre-established milestones, certain quarterly bonuses were not paid to these executive officers during fiscal 2000 in particular instances.

   Long-Term Component: Incentive Stock Options, Anniversary Share Awards, Employee Plan And Annual Option Grant Program

         The long-term component of executive compensation involves primarily the award of tax-qualified incentive stock options to align the interests of the executive with those of the shareholders. The number of options awarded is intended to be set at a level sufficient to create a meaningful opportunity for stock ownership by executives other than Mr. Bailye. Options are granted with an exercise price equal to the fair market value per share of Common Stock on the grant date. To induce a long-term employment commitment to the Company, options granted to such executive officers become exercisable as follows: twenty-five percent (25%) on the first anniversary of the date of grant and the remaining seventy-five percent (75%) pro-rata on a monthly basis over the following three years. Options under the 1997 Stock Incentive Plan were granted in 2000 to certain of the Company's executive officers in connection with such executive officers' individual performance. In addition, new executive officers were granted options in 2000 in accordance with the terms of their respective employment agreements with the Company.

         In 1999, the Compensation Committee adopted an Annual Option Grant Program for senior management. The purpose of this program is to demonstrate the Company's commitment to having Directors and executive officers maintain a significant level of ownership interest in the Company and to align such individual's interests with those of the Company's shareholders. Accordingly, in 2000, each of the Company's executive officers and non-employee Directors were granted options to purchase a certain number of shares of the Company's Common Stock having a pre-determined Black-Scholes grant value for each level of executive officer and for the non-employee Directors. Such options were issued with an exercise price equal to the fair market value on the date of grant.

   Chief Executive Officer Compensation

         The 2000 annual base salary for Mr. Bailye, the Chairman of the Board and Chief Executive Officer of the Company, was established pursuant to his Employment Agreement. The Compensation Committee may, in its discretion, determine to pay Mr. Bailye an annual or quarterly cash bonus if the Company meets or exceeds its goals in a particular fiscal year. Mr. Bailye received a quarterly cash bonus for the first and second quarters of the 2000 fiscal year. From time to time, the Compensation Committee may grant to Mr. Bailye options to purchase shares of the Company's Common Stock. In 2000, Mr. Bailye was granted options to purchase an aggregate of 108,500 shares of Common Stock pursuant to the Annual Option Grant Program as well as an option for 188,560 shares by reason of the use of previously owned shares in satisfaction of the exercise price for certain options exercised during fiscal 2000. Mr. Bailye does not participate in decisions of the Board relating to his own compensation.

   Year-End Incentive Stock Bonus Program

         In 1999, the Compensation Committee approved the adoption of the Incentive Stock Bonus Program whereby executive officers may elect to receive their incentive bonus (including any amounts earned but deferred in accordance with the Company's Bonus Plan) in shares of the Company's Common Stock ("Bonus Shares"). The number of such Bonus Shares equals the amount of the executive officer's bonus which such individual elects to receive in Common Stock divided by the closing price of the Company's Common Stock on the trading date immediately prior to the payment date of such bonus. To encourage such executive officers to elect to receive their bonus in Bonus Shares, the Company grants to each executive officer who elects to receive such Bonus Shares, a stock option to purchase that number of shares of the Company's Common Stock equal to the number of Bonus Shares such individual receives (calculated without giving effect to any Bonus Shares withheld to pay any required withholding taxes) (the "Tandem Options"). Such Tandem Options are considered incentive stock options to the extent permitted by law and will vest and become fully exercisable on the first anniversary of the bonus payment date. The Tandem Options and the Bonus Shares are issued under the Company's 1997 Stock Incentive Plan.

   Section 162(m) of the Internal Revenue Code

         Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers in a fiscal year. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are not met. The Company's various equity incentive plans currently meet the necessary conditions for exclusion from consideration of non-deductibility as set forth in Section 162(m) of the Code.

         The policy of the Compensation Committee and the Board of Directors is to establish and maintain compensation programs which recognize and reward performance which increases the value of the Company and, to the extent consistent with this policy, to seek to maintain and maximize the favorable tax treatment of such compensation.

                                                 Compensation Committee


                                                 Edward J. Kfoury
                                                 Terence H. Osborne


Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

         The Compensation Committee of the Board of Directors is comprised of two outside independent directors, Messrs. Kfoury and Osborne.

Report of the Audit Committee
-----------------------------

         The Audit Committee of the Board of Directors is comprised entirely of independent directors. Its primary function is to oversee the Company's system of internal controls, financial reporting practices and audits to ensure their quality, integrity and objectivity. The Board of Directors has approved and adopted the written charter for the Audit Committee attached as Exhibit A.

         For the fiscal year 2000, the Audit Committee has reviewed the overall audit scope, plans and results of the audit engagement. The Committee also met separately, without management, with the independent public accountants. In addition, the Audit Committee reviewed and discussed the Company's annual financial statements with management before issuance.

         The Audit Committee has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, of the American Institute of Certified Public Accountants, to the extent applicable. The Audit Committee has also received and reviewed the written disclosures and confirmation from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, and has discussed with the auditors the auditors' independence.

         Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year 2000.

                                                 Audit Committee


                                                 Paul A. Margolis
                                                 John H. Martinson

Executive Compensation
----------------------

   Summary Compensation Table

         The following table sets forth compensation information for the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Officers").


                                                                               Long-Term
                                                                          Compensation Awards
                                                Annual Compensation       --------------------
                                                -------------------          Number of
      Name and Principal             Fiscal                                  Securities             All Other
      Position                        Year   Salary($)     Bonus($)     Underlying Options(#)    Compensation($)(1)
      ------------------------------  ----   ----------    ---------    ----------------------   ------------------
      John E. Bailye................   2000    450,000        98,550             297,060                5,100
         Chairman of the               1999    450,000       403,000             187,500               17,981
         Board and                     1998    450,000       360,000               9,000              164,604
         Chief Executive Officer

      R. Bruce Savage..............    2000    302,260        78,300              68,000                5,100
         Executive Vice                1999    302,284       318,500             112,500                6,974
         President and Chief           1998    297,500       288,750              84,000                8,139
         Operating Officer

      George T. Robson............     2000    310,000        78,300              68,000                6,127
        Executive Vice President       1999    310,000       318,500             187,500               68,652
                                       1998    305,833       300,000             120,000                7,064

      Teresa F. Winslow.........       2000    270,000       172,525             134,000                5,100
         Senior Vice President         1999    260,576       340,000              52,500                6,598
         and President, Americas       1998    255,556       535,000               9,000                5,408
         Division

      Mark H. Cieplik............      2000    270,000        63,450             134,000                5,100
         Senior Vice President,        1999    260,000       285,000              52,500               10,183
         Sales and Marketing           1998    255,004       236,250                   0                  408

----------------------------------------------------------------------------

(1)      All Other  Compensation  for fiscal year 2000  represents the Company's
         contribution   to  the  401(k)  plan  and  for  Mr.   Robson   deferred
         compensation plan life insurance premiums of $1,027.

   Option Grants In Last Fiscal Year

         The following table sets forth stock option grants made to the Named Officers during fiscal 2000 under the 1997 Stock Plan.


                        Option Grants In Last Fiscal Year
                        ---------------------------------
                                           Percentage                                 Potential Realizable
                              Number of     of Total                                 Value at Assumed Annual
                             Securities      Options     Exercise                      Rates of Stock Price
                             Underlying    Granted to     or Base                          Appreciation
                               Options    Employees in   Price Per                      For Option Term($)
                               Granted     Fiscal Year     Share      Expiration        ------------------
  Name                          (#)(1)         (%)       ($/Share)       Date            5%           10%
  -------------------------  ------------  ------------  ---------   -----------    ------------  ------------
  John E. Bailye..........      108,500        4.3         33.1875      1/24/10      2,264,556      5,738,818
                                188,560(2)     7.5         12.0625     10/22/07        925,952      2,157,862
  R. Bruce Savage.........       68,000        2.7         33.1875      1/24/10      1,419,258      3,596,678
  George T. Robson........       68,000        2.7         33.1875      1/24/10      1,419,258      3,596,678
  Teresa F. Winslow.......       34,000        1.4         33.1875      1/24/10        709,629      1,798,339
                                100,000        4.0         22.875      10/24/10      1,438,596      3,645,686
  Mark H. Cieplik.........       34,000        1.4         33.1875      1/24/10        709,629      1,798,339
                                100,000        4.0         22.875      10/24/10      1,438,596      3,645,686


(1) Each of the options, with the exception of the grant to Mr. Bailye for 188,560, vests and becomes exercisable over a four-year vesting period with 25% vesting one year from the grant date and 75% vesting pro-rata on a monthly basis over the following three years. All options granted subsequent to December 1999 are eligible for the Company's replacement option program under which if the optionee tenders previously-owned shares in satisfaction of the option exercise price, a replacement option for the number of shares tendered is granted for the remaining term of the underlying option, with the option exercise price equal to the fair market value per share of the Common Stock on the grant date of the replacement option. Replacement options vest and become fully exercisable one year from the grant date.

(2)      Represents an option under the Company's replacement option program.

   Option Exercises and Year-End Option Holdings

         The following table sets forth information regarding option exercises during fiscal 2000 and 2000 year-end option holdings for the Named Officers.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values
                        ---------------------------------

                                                          Number of Securities
                                                         Underlying Unexercised               Value of Unexercised
                                                              Options at                     In-the-Money Options at
                               Shares       Value          Fiscal Year End(#)                  Fiscal Year End(1)
                            Acquired on    Realized        -------------------                 -------------------
  Name                      Exercise(#)      ($)        Exercisable      Unexercisable     Exercisable     Unexercisable
  -----------------------   -----------   ----------    -----------      --------------    -----------     -------------
  John E. Bailye..........     383,000     2,551,216    199,218           535,342          $2,412,264       $4,576,524
  R. Bruce Savage.........     120,560     2,155,368     64,533           184,407             470,594          903,039
  George T. Robson........     131,100     2,709,685    297,050           305,351           4,012,731        2,277,232
  Teresa F. Winslow.......      80,478     1,272,000    109,124           195,347           1,767,088          730,553
  Mark H. Cieplik.........      68,000     1,524,100    103,404           200,096           1,614,435          801,503


(1) Calculated on the basis of the closing price of the Common Stock at December 31, 2000 of $22.375 per share, less the per share exercise price.

Employment Contracts And Change In Control Agreements
-----------------------------------------------------

     Employment Agreement With John E. Bailye

         The Company has an employment agreement with Mr. Bailye (the "Bailye Employment Agreement"), which names Mr. Bailye as the President and Chief Executive Officer of the Company. The Bailye Employment Agreement provides for an annual base salary of not less than $425,000 per year, to be increased each year in accordance with the increase in the Consumer Price Index ("CPI").

         At a minimum of once every two years (but in no event more than once every year), the Compensation Committee will review Mr. Bailye's annual base salary in light of the performance of the Company for the purpose of evaluating an adjustment in Mr. Bailye's annual base salary to be considered along with any CPI increase. Mr. Bailye also receives an annual bonus to be determined by the Compensation Committee and which is generally targeted not to exceed fifty percent (50%) of Mr. Bailye's annual base salary for the year. Mr. Bailye is also entitled to the employee benefits generally available to other executives of the Company from time to time.

         The Bailye Employment Agreement has a current term continuing through December 31, 2001 (the "Term"). Upon December 31 of each year during the Term, the Term is automatically renewed for an additional year unless, prior to such December 31, either Dendrite or Mr. Bailye provides written notice of the intent not to renew. Upon a "Change in Control" (as defined below), the remaining Term shall, if less than two years at such date, be extended automatically to continue for at least two years following such Change in Control.

         Either Mr. Bailye or the Board of Directors may terminate the Bailye Employment Agreement for any reason whatsoever, with or without "Cause" or for "Good Reason" (as defined below) by providing the other party with certain advance written notice.

         For purposes of the Bailye Employment Agreement, "Cause" is defined to include: any gross misconduct or gross neglect on Mr. Bailye's part with respect to his duties under his employment agreement which has or is likely to have a material adverse effect upon the business of the Company; provided Mr. Bailye's good faith exercise of his business judgment in executing his duties shall not constitute Cause, or the indictment of Mr. Bailye for a felony which relates to his duties under his employment agreement or has or is likely to have a material adverse effect on the business of the Company; provided that if Mr. Bailye ultimately is not convicted of and does not plead guilty or nolo contendere to such felony, Mr. Bailye's termination of employment shall be treated retroactively as a termination by the Company without Cause and he shall be paid severance under his employment agreement. The Bailye Employment Agreement terminates automatically in the event of his death or Disability (as defined below).

         In the event that Mr. Bailye's employment is terminated (i) by the Company for any reason other than Cause or Disability, or as a result of Mr. Bailye's death, or (ii) by Mr. Bailye for Good Reason, Mr. Bailye will be entitled to receive severance payments in the aggregate amount equal to the sum of the annual rate of his base salary in effect as of the date of termination, and the average of the total annual bonus compensation earned by him during the three completed fiscal years of the Company immediately preceding his date of termination, divided by twelve, and multiplied by the number of full and fractional months remaining in the Term as of his date of termination.

         In the event that during the Term and within the two year period following a Change in Control, Mr. Bailye's employment is terminated (i) by the Company for any reason other than Cause or Disability, or as a result of Mr. Bailye's death, or (ii) by Mr. Bailye for Good Reason, then Mr. Bailye would be entitled to receive severance payments in the aggregate amount equal to three times the sum of the annual rate of his base salary in effect as of the date of termination and the highest annual bonus compensation earned by him during the three completed fiscal years of the Company immediately preceding his date of termination.

         In the event that the Company provides Mr. Bailye with written notice that it is not extending the Term, the Compensation Committee shall determine, in its sole discretion, the amount of any severance payments to be made to Mr. Bailye, which amount shall be determined as of the date of termination in accordance with what is usual and customary for such position in companies of comparable size operating in a similar industry as the Company.

         During the Term and within a period of two years following any voluntary termination by him (other than a termination for Good Reason) or any termination by the Company for Cause, Mr. Bailye is prohibited, whether directly or indirectly, in any U.S. state or foreign country where the Company is doing business at the time of Mr. Bailye's termination, from (i) engaging in any venture or activity in competition with the business of the Company or its affiliates, or any business that the Company may establish that it will likely conduct within one year of Mr. Bailye's departure; (ii) soliciting for any venture or activity in competition with the businesses conducted by the Company or its affiliates any customers who were customers within one year of Mr. Bailye's departure or soliciting, whether directly or indirectly, such customers to reduce their business with the Company or its affiliates; or (iii) inducing or attempting to influence any employee of the Company or its affiliates employed on the effective date of Mr. Bailye's termination, or within six months prior to such termination, to terminate his or her employment with the Company. In the event the Company terminates Mr. Bailye's employment without Cause (or elects not to extend Mr. Bailye's employment) or Mr. Bailye terminates his employment for Good Reason, the restrictive covenants described above shall apply for a period of six months following Mr. Bailye's date of termination. The Bailye Employment Agreement may not be assigned by either party other than by the Company in connection with certain business combinations.

     Other Employment Agreements

         The Company also has employment agreements (each, an "Employment Agreement") with each of the other Named Officers. Such persons serve at the discretion of the Board of Directors. Each Employment Agreement provides for annual vacation and such employee benefits as are generally made available to employees of the Company.

         Mr. Savage had an employment agreement with the Company until July 24, 2000, at which time he became an at-will employee. After expiration of his Employment Agreement, if Dendrite terminates Mr. Savage's employment for any reason other than death, Cause or being "Disabled", the Company shall pay to Mr. Savage post-term severance payments in the amount totaling twelve months base salary (calculated at a rate of base salary then being paid to Mr. Savage as of the date of termination) and, solely for the calendar year in which Mr. Savage is terminated, a pro rata portion of the bonus that Mr. Savage would have otherwise been entitled to had he been employed by the Company for the entire year in which he was terminated, the amount of any such bonus corresponding to the portion of the year to have elapsed through the termination date.

         Mr. Robson's Employment Agreement provides for an annual base salary of $300,000, to be adjusted annually in the discretion of the Compensation Committee. In addition to his base salary, Mr. Robson is eligible to receive a target quarterly bonus, provided that Mr. Robson is employed by the Company at the end of any such quarter, and such target bonus may be increased or decreased at the discretion of the Board of Directors based upon the Company's performance against its current year financial objectives. Upon execution of his Employment Agreement, Mr. Robson was granted options to purchase 200,000 shares of Common Stock. The price of such options, subject to a four-year vesting schedule, was the fair market value of the underlying shares of Common Stock on the grant date. Mr. Robson was also entitled to receive options to purchase 40,000 and 25,000 shares of Common Stock, respectively, on each of the first and second anniversary date of his Employment Agreement. The price of such options was determined by the Option Committee and the Compensation Committee and such options are subject to a four-year vesting schedule. In the event of a Change in Control, if Mr. Robson is not retained in a similar position or if no similar position is offered to Mr. Robson, all options owned by him at the time of such event shall immediately vest.

         The Company may terminate Mr. Robson with or without Cause. In the event that the Company terminates Mr. Robson's employment for any reason other than death, Cause or being Disabled, Mr. Robson shall be entitled to receive severance payments equal to his annual base salary in effect at the time of severance.

         Ms. Winslow's Employment Agreement provides for an annual base salary of not less than $110,000 to be reviewed at least annually and to be adjusted based on performance. Ms. Winslow shall also receive a bonus payable on terms and conditions agreed to by Ms. Winslow and the Company. Upon a Change in Control, all options held by Ms. Winslow at the time of such event shall immediately vest. If Ms. Winslow's employment is terminated following a Change in Control, Ms. Winslow is entitled to receive severance payments in the amount of twelve months salary calculated at the rate of base salary being paid to Ms. Winslow on the date of termination.

         Mr. Cieplik's Employment Agreement provides for an annual base salary of $250,000, to be adjusted annually in the discretion of the Compensation Committee. Mr. Cieplik shall also receive a quarterly bonus, provided that Mr. Cieplik is employed by the Company at the end of any such quarter, and such bonus may be increased or decreased at the discretion of the Board of Directors based upon the Company's performance against its current year financial objectives. Upon execution of his Employment Agreement, Mr. Cieplik was also granted options to purchase 110,000 shares of Common Stock. The price of such options, subject to a four-year vesting schedule, was the fair market value of the underlying shares of Common Stock. Upon a Change in Control, all options held by Mr. Cieplik at the time of such event shall immediately vest.

         In the event that the Company terminates Mr. Cieplik's employment for any reason other than death, Cause or being Disabled, Mr. Cieplik shall be entitled to receive severance payments equal to six months compensation calculated at the rate of compensation then being paid to Mr. Cieplik. If Mr. Ceiplik's employment is terminated following a Change in Control, Mr. Cieplik is entitled to receive severance payments in the amount of twelve months salary calculated at the rate of base salary being paid to Mr. Cieplik on the date of termination.

         "Cause" is generally defined to include any acts of gross misconduct, indictable offenses, any willful or intentional acts or gross negligence which injure in any material respect the reputation, business or business relationships of the Company, and material breaches of the Employment Agreement. "Disabled" is generally defined as the occurrence of any physical or mental condition which materially interferes with the performance of customary duties as an employee of the Company for a period of six months during any twelve month period. "Change in Control" is defined generally to include significant changes in the stock ownership of the Company, certain changes in the Board of Directors, certain business combinations and a sale of all or substantially all of the Company's assets. "Good Reason" is defined generally in the agreement as a change or reduction of duties or responsibilities, material breach by Dendrite, or the occurrence of any of the following upon a Change in Control: cessation of eligibility to participate in various employee plans, increased travel or failure to obtain an assumption agreement.

         Each such Employment Agreement terminates automatically in the event of the death or disability of such employee.

         Each Employment Agreement restricts the respective employee from disclosing any confidential information regarding the Company, or any confidential information regarding the Company's clients, customers or suppliers, to any person without prior written consent from the Company, client, customer or supplier, as the case may be. Each Employment Agreement, other than Ms. Winslow's, also provides that for a period of two years following termination of employment, with or without Cause, each employee is prohibited from (i) performing services that compete with the businesses conducted by the Company or any of its affiliates or rendering services to any organization or entity which competes with the business or businesses conducted by the Company or any of its affiliates anywhere in the United States or elsewhere where the Company or any of its affiliates do business, or any business or businesses that the Company or any of its affiliates may establish that it will likely conduct within one year (or, in the case of Ms. Winslow, six months) following the date of such employee's termination; (ii) soliciting any customers or potential customers of the Company with whom the employee had contact while employed by the Company or who was a customer of the Company at any time during the two years immediately before the employee's termination; (iii) requesting that any of the Company's customers or suppliers discontinue doing business with the Company; (iv) knowingly taking any action that would disparage the Company or be to its disadvantage; or (v) employing or attempting to employ or assisting anyone else to employ any employee or contractor of the Company to terminate their employment or engagement with the Company. Ms. Winslow's Employment Agreement is substantially similar to the other Employment Agreements, except that the term of her noncompetition covenant is three years. In addition, in consideration for such noncompetition covenant, the Company has agreed to pay Ms. Winslow one year's base salary, at the Company's discretion, to be paid in equal monthly installments over two years, except that such payments shall cease if Ms. Winslow becomes employed during such period.

                                PERFORMANCE GRAPH

         The following graph compares the percentage change in the cumulative total shareholders' return on the Company's Common Stock on a year-end basis, using the last day of trading prior to the Company's fiscal year end, from January 1, 1996 to December 31, 2000, with the cumulative total return on the Nasdaq Stock Market-US Index and the JP Morgan H&Q Technology Index for the same period. In accordance with the rules of the SEC, the returns are indexed to a value of $100. No cash dividends have been declared on the Common Stock. Shareholders' returns over the indicated period should not be considered indicative of future shareholder returns.

[graphic omitted; the following is a table reflecting the information provided in the omitted graph.]


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                       AMONG DENDRITE INTERNATIONAL, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE JP MORGAN H & Q TECHNOLOGY INDEX

------------------------------------------------------------------------------------------------------
                                         12/95      12/96     12/97      12/98      12/99     12/00
------------------------------------------------------------------------------------------------------
DENDRITE INTERNATIONAL, INC.              100         46       108        277        565       373
------------------------------------------------------------------------------------------------------
NASDAQ STOCK MARKET (U.S.)                100        123       151        213        395       238
------------------------------------------------------------------------------------------------------
JP MORGAN H & Q TECHNOLOGY                100        124       146        227        506       327
------------------------------------------------------------------------------------------------------


         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Common Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

____________________
* $100 INVESTED ON 12/31/95 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information regarding beneficial ownership of the outstanding Common Stock as of March 1, 2001 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Directors, nominees for Director and Named Officers and (iii) all current executive officers and Directors as a group. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated.


Name and Address of Beneficial Owner                                   Number of Shares           Percent of Class
------------------------------------                                   ----------------           -----------------
Waddell & Reed Financial, Inc. (1)                                         4,089,900                    10.1

   P.O. Box 29217
   6300 Lamar Avenue
   Overland Park, Kansas  66202

American Express Financial Corporation (2)
    200 AXP Financial Center
    Minneapolis, Minnesota  55474                                          2,667,945                     6.6

Reich & Tang Asset Management L.P. (3)
    600 Fifth Avenue
    New York, New York  10020                                              2,272,554                     5.6

Mellon Financial Corporation (4)
    One Mellon Center
    Pittsburgh, Pennsylvania  15258                                        2,235,678                     5.5

Massachusetts Financial Services Company (5)
    500 Boylston Street
    Boston, Massachusetts  02116                                           2,110,720                     5.2

John E. Bailye (6)                                                         4,208,986                    10.4

John H. Martinson                                                            208,512                      *

Bernard M. Goldsmith                                                          78,375                      *

Paul A. Margolis                                                              52,375                      *

Edward J. Kfoury                                                             138,000                      *

Terence H. Osborne                                                            42,000                      *

Patrick J. Zenner                                                               --                        *

R. Bruce Savage                                                              101,407                      *

George T. Robson                                                             402,390                      *

Teresa F. Winslow                                                            206,402                      *

Mark H. Cieplik                                                              126,369                      *

All executive officers and directors as a group (15 persons) (7)           5,714,150                    13.7


*Less than 1% of the outstanding shares of Common Stock.

(1) Pursuant to an amended Schedule 13G filed with the SEC on January 23, 2001 by Waddell & Reed Financial, Inc. ("WRFI"), Waddell & Reed Investment Management Company ("WRIMCO"), Waddell & Reed, Inc. ("WRI") and Waddell & Reed Financial Services, Inc. ("WRFSI"), WRIMCO has direct sole voting and sole dispositive power with respect to 4,089,900 shares and WRFI, WRI and WRFSI each have indirect sole voting and sole dispositive power with respect to 4,089,900 shares.

(2) Pursuant to a Schedule 13G filed with the SEC on February 2, 2001 by American Express Financial Corporation on behalf of itself and its subsidiaries and/or advised accounts including IDS Life Insurance Company and American Express Asset Management Group Inc. (collectively, "American Express"), American Express has shared voting power with respect to 1,747,630 shares and shared dispositive power with respect to 2,667,945 shares.

(3) Pursuant to a Schedule 13G filed with the SEC on February 15, 2001 by Reich & Tang Asset Management L.P. ("Reich & Tang"), Reich & Tang has shared voting and shared dispositive power with respect to 2,272,554 shares.

(4) Pursuant to a Schedule 13G filed with the SEC on January 18, 2001 by Mellon Financial Corporation ("Mellon Financial") and Mellon Bank N.A. ("Mellon Bank"), Mellon Financial has sole voting power with respect to 1,592,653 shares, shared voting power with respect to 620,400 shares, sole dispositive power with respect to 1,601,303 shares and shared dispositive power with respect to 634,375 shares; and Mellon Bank has sole voting power with respect to 1,526,003 shares, shared voting power with respect to 620,400 shares, sole dispositive power with respect to 1,537,328 shares and shared dispositive power with respect to 623,475 shares.

(5) Pursuant to a Schedule 13G filed with the SEC on February 12, 2001 by Massachusetts Financial Services Company ("MFS"), MFS has sole voting power with respect to 1,697,045 shares and sole dispositive power with respect to 2,110,720 shares.

(6) Represents 3,125,396 shares owned of record by Mr. Bailye and 774,405 shares owned of record by Carinya Holdings Company ("Carinya"), which includes 82,000 shares owned of record by the Bailye Family Foundation (the "Foundation") and options exercisable for 298,749 shares of Common Stock. Carinya is a general partnership consisting of Mr. Bailye, Mr. Bailye's wife, and trusts for the benefit of each of their two minor children, the trustees of which are Mr. Bailye's parents and Mrs. Bailye's parents, respectively, as general partners. The partnership agreement provides that the voting power with respect to shares owned by the partnership resides with the majority vote of all partners other than Mr. Bailye. Mr. Bailye disclaims beneficial ownership of the shares owned of record by Carinya except to the extent of the two 10% partners' interests therein owned by Mr. Bailye and his spouse, respectively. The Foundation is a trust established exclusively to provide financial support for charitable organizations which are exempt institutions under
       Section 501(c)(3) of the Internal Revenue Code. Mr. Bailye and his spouse constitute two of the three trustees of the Foundation.

(7) Includes shares subject to stock options exercisable as of March 1, 2001 or within 60 days thereafter, as follows: Mr. Bailye, 298,749; Mr. Martinson, 108,750; Mr. Goldsmith, 78,375; Mr. Margolis, 52,375; Mr. Kfoury, 118,000; Mr. Osborne, 42,000; Mr. Savage, 101,407; Mr. Robson, 330,486; Ms. Winslow, 147,674; Mr. Cieplik, 125,904; and all directors and executive officers as a group, 1,512,685.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding ownership of the Company's Common Stock with the SEC, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely made other than a Form 3 which was inadvertently filed late on behalf of Marc Kustoff.


                                   PROPOSAL 2

                   AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN
                        TO INCREASE THE NUMBER OF SHARES
                      RESERVED FOR ISSUANCE UNDER THE PLAN

         Shareholders are being asked to consider and vote on a proposed amendment (the "Amendment") to the 1997 Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock available for issuance from 8,500,000 shares to 10,250,000 shares.

         The Plan authorizes the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), nonqualified stock options, and awards based on the value of the Common Stock.

         Of the 8,500,000 shares currently reserved under the Plan, as of March 1, 2001, 5,984,080 shares were subject to outstanding options and 731,223 shares were available for new awards. The Board of Directors believes that the Amendment provides an important inducement to recruit and retain the best available personnel. The Board of Directors believes that providing employees, non-employee directors and consultants with an opportunity to invest in the Company rewards them appropriately for their efforts on behalf of the Company.

         Awards under the Plan may be satisfied by the use of authorized but unissued shares or by treasury shares. As a result of the Company's stock repurchase program, the Company currently has 1,320,400 shares of treasury stock available to satisfy awards under the Plan.

         Forfeited or expired awards or awards otherwise terminated without the issuance of shares of Common Stock to the participant and shares withheld by or surrendered to satisfy withholding tax obligations or in payment of the exercise price of an award ("share counting rules") are available for new awards under the Plan.

         As of March 1, 2001, options to purchase a total of 7,768,777 shares of Common Stock have been granted to date under the Plan at an exercise price per share equal to not less than the fair market value of the Common Stock on the date of grant as set forth in the table below:


                                                             Total Number of
                                                          Options Granted Since
Name and Title                                              Plan Commencement
--------------                                              -----------------
John E. Bailye, Chairman of the Board                          1,219,560
 and Chief Executive Officer

Bernard H. Goldsmith, Director                                   135,000

Paul A. Margolis, Director                                       135,000

John H. Martinson, Director                                      135,000

Edward J. Kfoury, Director                                       171,000

Terence H. Osborne, Director                                      78,000

Patrick J. Zenner, Director                                        --

R. Bruce Savage, Executive Vice President and                    402,500
Chief Operating Officer

George T. Robson, Executive Vice President                       443,500

Teresa F. Winslow, Senior Vice President and                     213,500
President, Americas Division

Mark H. Cieplik, Senior Vice President, Worldwide                186,500
Sales

All current executive officers as a group (10                  3,316,461
persons)

All current directors who are not executive                      654,000
officers as a group (6 persons)

All employees, including all current officers who              3,798,316
are not executive officers as a group (877 persons)



         As of March 1, 2001, the closing price of the Common Stock on the Nasdaq National Market was $16.75 per share.

   Principal Features of the Plan

         The purpose of the Plan is to enhance the ability of the Company to attract and retain employees, directors, and consultants of outstanding ability and to provide them with an interest in the Company parallel to that of the shareholders. Approximately 1,340 participants are currently eligible under the Plan, including key employees, non-employee directors and consultants. The Plan is administered by the Compensation Committee.

         Options granted under the Plan may be either nonqualified stock options or incentive stock options qualifying under Section 422 of the Code. For purposes of compliance with Section 162(m) of the Internal Revenue Code, no employee may be granted in any year options to purchase more than 1,500,000 shares of Common Stock (subject to adjustment for antidilution events). The option exercise price is determined by the Committee, but in no event may the option exercise price be less than the fair market value of the Common Stock on the date of grant and in the case of incentive stock options granted to an employee who is a 10% shareholder the option exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. The term of each option is fixed by the Committee, but no option may be exercisable after the expiration of ten years from the grant date (and, in the case of incentive stock options granted to a 10% shareholder, five years from the grant date). Each option vests and becomes exercisable as determined by the Committee.

         Options may not be transferred except by will or the laws of descent and distribution, except that the Committee may permit nonqualified stock options to be transferred to members of the holder's immediate family or trusts, partnerships or limited liability companies established for such family members.

         All options granted subsequent to December 1999 are eligible for the Company's replacement option program under which, if the optionee tenders back to the Company previously-owned shares in satisfaction of the option exercise price, a replacement option for the number of shares transferred will be granted for the remaining term of the underlying option, with the option exercise price equal to the fair market value on the date of the replacement option.

         Under the Plan, each non-employee director is granted annual nonqualified stock options to purchase a certain number of shares of Common Stock as determined by the Board of Directors or the Compensation Committee. The options are granted with an exercise price equal to the fair market value of the underlying shares on the date of grant and vest one year from the grant date.

         In the event of a "change in control" (as defined in the Plan) any option will become immediately vested and exercisable in full and restrictions on any awards automatically lapse.

         To date, stock options, bonus shares under the year-end incentive stock bonus program and anniversary share awards have been granted under the Plan. Any such awards may be forfeited under conditions established by the Committee. Because future participation in the Plan and the level of participation is discretionary, it is not possible to determine the value of benefits under the Amendment which may be obtained by those eligible to participate.

         If an award holder engages in certain activity which is harmful to the Company, any outstanding awards to that person may be canceled and terminated and the person may have to reimburse the Company for any gain realized upon exercise of an award within one year of the activity. This forfeiture and repayment provision does not apply following a change in control.

         The Board of Directors may amend, suspend or terminate the Plan at any time, but no amendment may adversely affect the rights of any participant in connection with an award previously granted. In addition, no amendment to the Plan may be made without subsequent shareholder approval if such approval is required under any applicable law, regulation or exchange rule.

         The Plan became effective on July 24, 1997 and has a term of ten years from its effective date.

   Federal Income Tax Implications

         The following is a brief description of the federal income tax consequences generally applicable to awards under the Plan. The grant of an option will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO (except that the alternative minimum tax may apply). Upon exercising an option which is not an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise.

         Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's "basis" in such shares (generally, the "basis" is the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

         The Company generally will be entitled to a deduction equal to the amount recognized as ordinary income by the participant in connection with options. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to disposition of the shares.

         The above discussion is intended for the information of shareholders and not as tax guidance to participants in the Plan.

  The Board of Directors recommends a vote FOR the approval of the Amendment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         During fiscal 2000, Arthur Andersen LLP served as the Company's independent public accountants and in that capacity rendered an opinion on the Company's consolidated financial statements for the fiscal year ended December 31, 2000.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         The fees billed for services rendered by Arthur Andersen LLP for fiscal 2000 were as follows:

Audit fees                                                     $399,600(1)

Financial information systems design and
implementation fees                                                     $0

All other fees                                                 $320,575(2)


(1) Amount represents professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and foreign statutory audits for certain subsidiaries and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the year ended December 31, 2000.

(2) Amount represents professional services rendered for the Company and its affiliates for the year ended December 31, 2000, primarily related to the following: (i) tax compliance and consulting and (ii) employee benefit plan audits.

         The Audit Committee has considered whether the provision of the services covered under "Financial information systems design and implementation fees" and "All other fees" above is compatible with maintaining Arthur Andersen LLP's independence.


                              SHAREHOLDER PROPOSALS

         Shareholder proposals that are intended to be presented at the Company's 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company not later than December 13, 2001 and must be in compliance with applicable SEC regulations, for inclusion in the proxy statement and related proxy materials.


         Under the terms of the Company's By-laws, shareholders who intend to submit a nomination for election as a director at an annual meeting of shareholders must be a shareholder of record on the date of providing such notice to the Secretary of the Company and on the record date for determination of shareholders to vote at the annual meeting. To be eligible for consideration, a shareholder's notice must be timely and in proper written form.


         To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the date of the annual meeting, provided that if the Company provides less than seventy days' notice or announcement of the date of the annual meeting, notice by the shareholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting date is mailed or announced, whichever occurs earlier.


         To be in proper written form, a shareholder's notice to the Secretary of the Company must set forth the items specified in the By-laws for each person whom the shareholder proposes to nominate as a director, including all information which may be required under Section 14 of the Securities Exchange Act of 1934 as well as: (a) name, age, business address and residence address;
(b) principal occupation or employment; and (c) class or series and number of shares of Common Stock that are owned beneficially or by record. In addition, a shareholder's notice must set forth the items specified in the By-laws for the shareholder giving notice, including: (a) name and address; (b) class or series and number of shares of Common Stock that are owned beneficially or of record;
(c) a description of all arrangements or understandings between the shareholder and each proposed nominee or others relating to the nomination(s); and (d) a representation that the shareholder intends to appear in person or by proxy at such annual meeting to nominate the person(s) named in the notice.

                                    FORM 10-K

         THE COMPANY WILL MAIL TO SHAREHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS REQUIRED TO BE FILED WITH THE SEC FOR THE 2000 FISCAL YEAR. REQUESTS SHOULD BE SENT TO DENDRITE INTERNATIONAL, INC., 1200 MOUNT KEMBLE AVENUE, MORRISTOWN, NEW JERSEY 07960-6797, ATTN: CHRISTINE A. PELLIZZARI, SECRETARY.


                                  OTHER MATTERS

         The Board knows of no other matters which may be presented at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                        BY THE ORDER OF THE BOARD OF DIRECTORS


                                        /s/ CHRISTINE A. PELLIZZARI
                                        Christine A. Pellizzari
                                        Secretary

                                    Exhibit A
                                                              Effective 10/24/00

                          DENDRITE INTERNATIONAL, INC.
                  AMENDED AND RESTATED AUDIT COMMITTEE CHARTER


GENERAL

o The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The external auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

PURPOSE OF THE AUDIT COMMITTEE

o The Audit Committee has been established by the Board of Directors to provide oversight of the Company's financial reporting processes, its system of internal controls, the external and internal audit process, the performance of the Company's internal and external auditors and the independence of the external auditors.

AUTHORITY OF THE AUDIT COMMITTEE

o The Audit Committee is authorized to make recommendations to the Board of Directors with respect to the Company's internal controls, financial reporting (including accounting policies), ethical business practices and management information systems.

o The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

o The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

AUDIT COMMITTEE COMPOSITION

o The committee shall consist of at least three directors, each selected by the Board of Directors.

o Each member of the Audit Committee shall be "independent" as defined under applicable U.S. Securities and Exchange Commission ("SEC") and the NASDAQ rules, subject to any appropriate exceptions or exemptions from such rules as provided by the SEC or the NASDAQ.

o        Each   member  of  the  Audit   Committee   shall  have  a   sufficient
         understanding of financial reporting and internal controls, as determined by the Board of Directors, as shall enable him or her to effectively fulfill his or her duties as a member of the Audit
         Committee. At least one member of the Committee shall have past experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial literacy, as the Board interprets.


ROLES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

   General

   o Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

   o If necessary, institute special investigations and, if appropriate, hire special legal counsel or other experts or advisors to assist with these investigations.

   o Meet at least annually with the senior internal auditing executive and the external auditors in separate executive sessions.


   External Audit and Auditors

   o Meet with the external auditors prior to commencement of the audit to discuss the proposed scope of the audit.

   o Meet with the external auditors to discuss the results of their audit prior to the Company's annual earnings being released.

   o     Review and approve the external auditors' fee arrangements.

   o Recommend to the Board of Directors appointment of the external auditors.

   o Evaluate the performance of the external auditors and, if so determined by the Audit Committee, recommend that the Board replace the external auditors.

   o Receive on a periodic basis from the external auditors a formal written statement delineating all relationships between the external auditors and the Company, consistent with Independence Standards Board Standard 1.

   o Actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors.

   o Recommend that the Board of Directors take appropriate action, as it determines to be necessary, in response to the external auditors' report, to oversee the independence of the external auditors.

   o Discuss with the external auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

   o Review with the external auditors any problems or difficulties the external auditors may have encountered and any management letter provided by the external auditors and the Company's response to that letter.


   Internal Controls and Audit

   o Review the adequacy of the Company's internal control structure with appropriate input from the external and internal auditors.

   o Review the activities, organizational structure and qualifications of the internal audit function.

   o Review the appointment and replacement of the senior internal auditing executive.


   Financial Statement Review

   o Review and discuss with management the quarterly and annual financial statements, including Management's Discussion and Analysis, and review and discuss with the external auditors their audit findings, including any significant suggestions for improvements.

   o Consider any significant accounting and reporting issues reported on or disclosed to the Audit Committee, including recent professional and regulatory pronouncements, and discuss with management (and, as appropriate, the external auditors) their expected impact on the financial statements.

   o Review significant changes to the Company's auditing and accounting principles and practices as suggested by management, the external auditors or internal auditors.

   o Recommend to the Board of Directors whether, based on the reviews and discussions noted above, that the audited financial statements be included in the Company's Annual Report on Form 10-K for such year.


   Compliance Issues

   o Review the Company's policies and procedures regarding compliance with the Company's Code of Conduct.

   o Review with the Company's legal counsel, legal matters that may be expected to have a material impact on the financial statements.

   o Review reported or disclosed transactions between the Company and members of management as well as policies with respect to officers' expense accounts and perquisites including the policies on the use of corporate assets.


   Reporting

   o     The Audit Committee shall keep a record of its proceedings.

   o The Audit Committee shall regularly report to the Board of Directors on its proceedings.

   o The Audit Committee shall prepare any report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.